Exhibit 99.1

                AUTODESK REPORTS RECORD REVENUES OF $450 MILLION

    SAN RAFAEL, Calif., Aug. 17 /PRNewswire-FirstCall/ -- Autodesk, Inc. (Nasdaq: ADSK) today reported record quarterly revenues of $450 million, an increase of 21% over the second quarter of last year.

    FINANCIAL HIGHLIGHTS
    -- For the second quarter ended July 31, 2006, Autodesk reported quarterly net revenues of $450 million, a 21 percent increase over $373 million reported in the second quarter of the prior year.
    -- Spending in the quarter was approximately $5 million less than the amount used in the high end of previously delivered guidance, due to the timing of spending related to growth investment initiatives. The company now believes it will make those investments in the third quarter of fiscal 2007.
    -- Total product backlog increased by $16 million sequentially to $353 million as of July 31, 2006, including $331 million of deferred revenue. Deferred subscription revenue increased $12 million sequentially to $264 million. In addition, total product backlog includes $21 million of unshipped product orders which represents an increase of $12 million sequentially.
    -- Channel inventory was at the low end of the normal range of 3 to 4 weeks. -- DSO's decreased 6 days sequentially to 52 days.
    -- Cash, cash equivalents and marketable securities increased by $82 million sequentially to $468 million as of July 31, 2006.
    -- Capital expenditures were $7 million.
    -- The company received $15 million from employee stock plans and spent
       $89 million repurchasing 2.5 million shares of stock.
    -- As of July 31, 2006, there were 230 million total shares outstanding and 243 million diluted shares outstanding.

    "We are very pleased with the progress we made in the business this quarter," said Carl Bass, Autodesk president and CEO. "Customer demand was robust and our operational execution, including expense management, was strong. Our products provide innovation and productivity that translate into real competitive advantage which our customers need in every economic environment."

    Stock Option Review

    During the quarter, the company began a voluntary review of the company's historical stock option granting practices and the related accounting. This voluntary review was initiated in light of news about the option practices of numerous companies across several industries. The Audit Committee of Autodesk's Board of Directors, comprised of three independent board members, is leading this effort and has engaged independent outside legal counsel to conduct the review. Because this review is ongoing, at this time, the company has not yet determined if it needs to record any non-cash adjustments to compensation expense related to prior stock option grants. The company is following evolving best practice in the industry, and will provide only select financial information while it completes the review.

    "The Audit Committee is working to complete this review as quickly and thoroughly as possible," said Bass. "Early analysis of the review suggests that we will be reaching conclusions, reporting results, and moving forward. We have a solid management team committed to Autodesk whose attention remains firmly rooted on driving execution within the business."

    Operational Highlights

    Autodesk's performance was driven by strong increases in revenue from new seats, subscriptions and emerging economies as well as increasing penetration of its 3D products. In addition, the Media and Entertainment segment showed substantial improvement compared to the first quarter of fiscal 2007.

    Revenue from new seats increased by 24 percent compared to the second quarter of last year. Revenue from new seats of 3D model-based design products increased 41 percent over last year, on particularly strong sales of the Revit family of products. Revenue from new seats of AutoCAD and AutoCAD LT increased by 23 percent compared to the second quarter of last year. Revenue from new seats and emerging businesses continues to represent approximately two-thirds of total revenues.

    Subscription revenue increased 65 percent compared to the second quarter of last year to $104 million or 23 percent of revenue. Strong subscription attach rates and renewal rates drove a $12 million sequential increase in deferred subscription revenue. Upgrade revenues declined as expected. Combined subscription and upgrade revenues increased 14 percent compared to the second quarter of last year and continue to represent approximately one- third of total revenues.

    The company's 3D products, Inventor, Revit and Civil 3D continue to increase their market penetration. Combined revenues from the company's 3D model-based design products increased approximately 37 percent over the second quarter of last year to $91 million or 20 percent of total revenue. In total, more than 32,000 commercial seats of 3D were shipped in the quarter. The Revit family of products led 3D growth again this quarter. Revit revenue increased 96 percent compared to the second quarter of fiscal 2006. Autodesk shipped more than 15,000 commercial seats of Revit in the quarter.

    Once again, emerging economies contributed robust revenue growth. Revenue from the emerging economies in Asia Pacific, Eastern Europe, Latin America and the Middle East increased 32 percent over last year and represented 13 percent of total revenue in the second quarter.

    Revenue from the Media and Entertainment segment increased 30 percent over the second quarter of fiscal 2006. Advanced Systems revenues were approximately flat over the second quarter of fiscal 2006 and increased by 40 percent sequentially on strong adoption of the new Linux-based offerings. Animation revenues increased by nearly 100 percent over the second quarter of last year and by 12 percent sequentially. As planned, the remaining Alias integration activities were substantially completed during the quarter, and new versions of both 3ds Max and Maya were announced during the quarter.

    Business Outlook

    The following statements are forward-looking statements which are based on current expectations and which involve risks and uncertainties some of which are set forth below. As a result of the ongoing review of stock option grant practices, the company is not providing EPS guidance at this time. The company did indicate spending levels for the year have not changed. However, the company believes that spending in the third quarter will increase by approximately $10 million sequentially, in part as a result of the $5 million of spend for growth initiatives which was planned for the second quarter of fiscal 2007 but did not occur.

    Third Quarter Fiscal 2007

    Net revenues for the third quarter of fiscal 2007 are expected to be between $450 million and $460 million.

    Full Year Fiscal 2007

    For fiscal year 2007, net revenues are expected to be between $1.82 billion and $1.85 billion.

    Safe Harbor Statement

    This press release contains forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under "Stock Option Review" above, statements in the paragraphs under "Business Outlook" above, statements regarding the timing of spending related to growth investment initiatives, statements regarding anticipated market trends and other statements regarding our expected performance. Factors that could cause actual results to differ materially include the following: the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to the company's stock option grants, general market and business conditions, the timing and degree of expected investments in growth opportunities, slowing momentum in maintenance or subscription revenue, changes in the timing of product releases and retirements, continued fluctuation in foreign currency exchange rates, difficulties encountered in integrating the Alias business, failure to successfully integrate other new or acquired businesses and technologies, failure to achieve sufficient sell- through in our channels for new or existing products, failure of key new applications to achieve anticipated levels of customer acceptance, pricing pressure, failure to achieve continued cost reductions and productivity increases, failure to achieve continued migration from 2D products to 3D products, failure to achieve continued success in technology advancements, the financial and business condition of our reseller and distribution channels, interruptions or terminations in the business of the company's consultants or third party developers, failure to grow lifecycle management or collaboration products, and unanticipated impact of accounting for technology acquisitions.

    In addition, the company's Audit Committee is conducting a voluntary review of the company's past stock option granting practices and the related accounting impact. There can be no assurance that the outcome of that review will not result in a change to or restatement of financial results provided by the company for this or any historical period. In addition, the review and possible conclusions may have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to our financial statements for the periods in question; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Stock Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the company resulting from any accounting adjustments or other factors.

    Further information on potential factors that could affect the financial results of Autodesk are included in the company's reports on Form 10-K for the year ended January 31, 2006 and Form 10-Q for the quarter ended April 30, 2006 which are on file with the Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

    Autodesk will host its second quarter conference call today at 5:00 p.m. EDT. The live announcement may be accessed at 866-362-4832 or 617-597-5364 (passcode: 75643726). An audio replay of the call will be available at 7:00 pm EDT by dialing 888-286-8010 or 617-801-6888 (passcode: 75171303). An audio webcast and podcast will also be available beginning at 7:00 p.m. EDT at www.autodesk.com/investors. This replay will be maintained on our website for at least twelve months.

    About Autodesk

    Autodesk, Inc. is a Fortune 1000 company, wholly focused on ensuring that great ideas are turned into reality. With seven million users, Autodesk is the world's leading software and services company for the manufacturing, infrastructure, building, media and entertainment, and wireless data services fields. Autodesk's solutions help customers create, manage and share their data and digital assets more effectively. As a result, customers turn ideas into competitive advantage, become more productive, streamline project efficiency and maximize profits.

    Founded in 1982, Autodesk is headquartered in San Rafael, California. For additional information about Autodesk, please visit www.autodesk.com .


    Investors:  Sue Pirri, sue.pirri@autodesk.com, 415-507-6467
                John Clancy, john.clancy@autodesk.com 415-507-6373

    Press:      Caroline Kawashima, caroline.kawashima@autodesk.com,
                415-547-2498

Autodesk

Fiscal Year 2007                    QTR 1           QTR 2           QTR 3           QTR 4          YTD2007
------------------------------   ------------    ------------    ------------    ------------    ------------
Financial Statistics
 (in millions):
Total net revenues               $      436.0    $      449.6                                    $      885.6
  License and other
   revenues                      $      349.4    $      345.5                                    $      694.9
  Maintenance
   revenues                      $       86.6    $      104.1                                    $      190.7

Total Cash and
 Marketable Securities           $      385.8    $      468.2                                    $      468.2
Days Sales Outstanding                     58              52                                              52
Capital Expenditures             $       11.4    $        6.9                                    $       18.3
GAAP Depreciation
 and Amortization                $       12.5    $       13.5                                    $       26.0

Revenue by Geography
 (in millions):
Americas                         $      170.2    $      167.7                                    $      337.9
Europe                           $      164.3    $      174.2                                    $      338.5
Asia/Pacific                     $      101.5    $      107.7                                    $      209.2

Revenue by Division
 (in millions):
Design Solutions
 Segment                         $      386.7    $      388.6                                    $      775.3
  Platform Technology
   Division and other            $      207.3    $      200.9                                    $      408.2
  Manufacturing
   Solutions Division            $       75.0    $       75.7                                    $      150.7
  Building Solutions
   Division                      $       53.2    $       56.8                                    $      110.0
  Infrastructure
   Solutions Division            $       51.2    $       55.2                                    $      106.4

Media and
 Entertainment
 Segment                         $       46.8    $       58.5                                    $      105.3

Other Revenue
 Statistics:
% of Total Rev from
 AutoCAD, AutoCAD
 upgrades and
 AutoCAD LT                                44%             41%                                             43%
% of Total Rev from
 3D design products                        20%             20%                                             20%
% of Total Rev
 from Emerging
 Economies                                 12%             13%                                             13%
Upgrade Revenue
 (in millions)                   $       75.2    $       49.1                                    $      124.3

Deferred Maintenance
 Revenue (in millions):
Deferred Maintenance
 Revenue Balance                 $      252.4    $      263.6                                    $      263.6

Favorable
 (Unfavorable)
 Impact of U.S.
 Dollar Translation
 Relative to Foreign
 Currencies Compared
 to Comparable Prior
 Year Period (in millions):
Total Net Revenues               $      (19.3)   $       (2.4)                                   $      (21.7)

Common Stock
 Statistics:
Shares
 Outstanding                      231,296,000     230,237,000                                     230,237,000
Fully Diluted
 Shares
 Outstanding                      244,698,000     243,191,000                                     244,103,000
Shares Repurchased                  1,700,000       2,498,000                                       4,198,000

Installed Base
 Statistics:
Total AutoCAD-
 based
 Installed Base                     3,928,400       3,974,300                                       3,974,300
Total Inventor
 Installed Base                       577,700         592,600                                         592,600
Total Subscription
 Installed Base                       989,800       1,085,866                                       1,085,866

SOURCE  Autodesk, Inc.
    -0-                             08/17/2006
    /CONTACT: Investors: Sue Pirri, +1-415-507-6467 or sue.pirri@autodesk.com, or John Clancy, +1-415-507-6373 or john.clancy@autodesk.com, or, Press: Caroline Kawashima, +1-415-547-2498 or caroline.kawashima@autodesk.com, both of Autodesk, Inc./
    /Web site:  http://www.autodesk.com /